EXHIBIT 10.1
EMPLOYMENT CONTRACT OF JOHNSTON A. GLASS

AGREEMENT

     This Agreement, made this 21st    day of December, 1998, by and between First Commonwealth Bank, organized and existing under the laws of the Commonwealth of Pennsylvania and whose principal place of business is in Indiana, Pennsylvania (the "Employer"), and Johnston A. Glass, an individual residing in Indiana, Pennsylvania (the "Executive").

WITNESSETH

     WHEREAS, the Executive is presently employed by the Employer as president and chief executive officer; and

     WHEREAS, the parties wish to set forth the terms of severance should said employment be terminated prior to the sixty-third (63rd) birthday of Executive;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, mutually agree as follows:

     1.   Termination of Employment.

     (a)  Employer shall have the right at any time to terminate Executive's employment for just cause.  For the purposes of this Agreement, "termination for just cause" shall mean termination for personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order, or willful or intentional breach or neglect by Executive of his duties.

     (b)  In the event employment is terminated for just cause pursuant to subparagraph (a) above, Executive shall have no right to compensation or other benefits for any period after the date of termination.

     (c)  If Executive is not dischargeable for just cause, either Employer or Executive may terminate Executive's employment for any reason by giving ninety (90) days prior written notice to the other party and Employer shall pay as severance to Executive an amount equal to twenty-four (24) month's base salary, based on Executive's then current annual base salary and payable in accordance with Employer's customary payroll practices beginning on the first payroll payment date following the date of termination and continuing throughout the remaining twenty-four (24) months.

          (1)  Executive shall not be required to mitigate the amount of any payment period provided for in this section if he obtains other employment.  The parties agree that any employment by Executive during said twenty-four (24) month period shall not be in competition with Employer, directly or indirectly, in Employer's market area.

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          (2)  Employer will continue to pay Employer's share of the health insurance premiums for Executive under the group plan in effect at the time for a period not to exceed twenty-four (24) months.  Executive will be responsible to pay any employee contributory share and COBRA administration fee.

          (3)  If the Internal Revenue Service determines that the severance benefits constitute "excess parachute payments" under Sections 280G and 4999 of the Code, Employer shall assume responsibility for the loss of any tax deductions, and Executive shall assume responsibility for payment of any income and excise taxes attributable to the excess parachute payment.

     2.   Miscellaneous.

     (a)  This Agreement may not be amended except in writing signed by the Executive or by his duly authorized representative, and by a duly authorized officer of Employer.

     (b)  All notices given or required to be given shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, to Executive (or to Executive's spouse or estate upon Executive's death) at Executive's last known address and to Employer at its principal offices.  All such notices shall be effective when deposited in the mail.  Either party by a notice in writing may change or designate the place for receipt of all such notices.

     (c)  All payments required to be made by Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

     (d)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     (e)  This Agreement may be executed in one or more counterparts, each of which shall be determined to be an original but all of which together will constitute one and the same instrument.

     (f)  If Executive should die during the term of this Agreement, the Agreement shall immediately terminate on the day of his death as if such day were the first day fixed for termination.

     (g)  This Agreement shall terminate upon Executive reaching the age of sixty-three (63) years.

     (h)  This Agreement shall not diminish Executive's rights under any other existing agreements, including change of control agreements.

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     3.   Applicable Law.

     This Agreement shall be governed in all respects and be interpreted by and under the laws of the Commonwealth of Pennsylvania, except to the extent that such law may be preempted by applicable federal law.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ATTEST:	EMPLOYER:
First Commonwealth Bank

/S/DAVID R. TOMB, JR.	By:/S/E. JAMES TRIMARCHI

WITNESS:	EXECUTIVE:

/S/MARGARET A. NADOLNY	/S/JOHNSTON A. GLASS
Johnston A. Glass

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